Exhibit 5.1

August 12, 2010

GlobalSCAPE, Inc.

6000 Northwest Parkway, Suite 100

San Antonio, Texas 78249

Re:	GlobalSCAPE, Inc. 2010 -Employee Long-Term Equity Incentive Plan

Dear Ladies and Gentlemen:

We have acted as counsel to GlobalSCAPE, Inc., a Delaware corporation (the “Company”), in connection with its Registration Statement on Form S-8 (the “Registration Statement”) filed under the Securities Act of 1933, as amended (the “Act”), relating to the registration of a total of 3,000,000 shares (the “Shares”) of its Common Stock, par value $0.001 per share (“Common Stock”), reserved for issuance under that certain 2010 Employee Long-Term Equity Incentive Plan (the “Plan”).

We have examined and relied upon the originals or certified copies of all documents, certificates and instruments as we have deemed necessary to the opinions expressed herein, including the Certificate of Incorporation, as amended, and the Bylaws, as amended, of the Company and copies of the Plan. In making the foregoing examinations, we have assumed the genuineness of all signatures on original documents, the authenticity of all documents submitted to us as originals and the conformity to original documents of all copies submitted to us, and the legal competence of all signatories to such documents.

We have assumed that (i) at the time of issuance of any Shares, there shall be a sufficient number of duly authorized and unissued shares of Common Stock to accommodate such issuance; (ii) appropriate action will be taken to register and qualify the Shares for sale under all applicable state securities laws; (iii) the Shares to be sold are issued in accordance with the terms of the Plan; (iv) the Company receives the full consideration for the Shares as stated in the Plan; and (v) the per share consideration for each Share includes payment of cash or other lawful consideration at least equal to the par value of the Company’s Common Stock. It is understood that this opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is still in effect.

Based solely upon the foregoing, and limited in all respects to the General Corporation Law of the State of Delaware and the federal laws of the United States of America, it is our opinion that the Shares have been duly authorized, and when issued and delivered in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable.

We hereby consent to the use of this opinion as an Exhibit to the Registration Statement. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Jackson Walker, L.L.P.

JACKSON WALKER, L.L.P.

SRJ/

112 East Pecan Street, Suite 2400  —  San Antonio, Texas 78205  —  (210) 978-7700  —  fax (210) 978-7790

www.jw.com  —  Austin   —  Dallas  —  Forth Worth  —  Houston  —  San Angelo  —  San Antonio  —  Member of GLOBALAWSM